Exhibit 10.1

OPTION AGREEMENT
(Option to Acquire Oil and Gas Leases in Lamar, Jones and Forrest Counties, Mississippi)

Morgan Creek Energy Corp.
666 Burrard Street, Suite 880
Vancouver, British Columbia, V6C 2X8

And

Westrock Land Corp.
5050 Quorum Drive, Suite
700 Dallas, Texas

It is understood that Morgan Creek Energy Corp., and/or its affiliates, (hereinafter referred to as "Morgan") wish to purchase approximately 21,000 net acres in mineral oil and gas leases in the lands located in Lamar, Jones and Forrest Counties, in the State of Mississippi, (hereinafter referred to as the "Acquired Properties") from Westrock Land Corp., (hereinafter referred to as "Westrock"). It is the intent that this Option Agreement (the "Agreement") shall be binding on both parties to the extent set forth herein.

Morgan Creek has utilized information provided by Westrock for purposes of entering in to this Agreement. This is Option Agreement is based on the representation that it owns all rights to all depths (which shall include the Haynesville Shale Formation) pursuant to the oil and gas leases (totaling up to approximately 21,000 net acres with a minimum of 75% net revenue interest).

Morgan and Westrock have agreed to the following:

1.	Payment. Morgan agrees to pay Westrock 15,000,000 (fifteen million) restricted common shares of Morgan Creek Energy Corp. Payment of shares due and payable by November 30, 2010.

2.	Option Period. Westrock grants Morgan until October 31, 2010 to complete its due diligence.

3.
Assignment. Westrock, at Closing, shall convey the Acquired Properties (Appendix A) to Morgan by a mutually acceptable assignment and bill of sale, which shall include a special warranty of title, defending against any person claiming by, through or under Westrock, but not otherwise.

4.
Liens and Encumbrances. The Westrock Interest shall be transferred from Westrock to Morgan free and clear of all liens, mortgages, rights or reassignment, reversionary rights, calls on production, preferential rights, consents to assign, taxes (other than those for the current year), obligations (including delinquent operating expenses), claims, suits, or any other encumbrances.

5.
Effective Date, Closing. The effective date of the granting of the Option of the Acquired Properties shall be at 4:00 P.M. local time on the Closing Date (the" Effective Date"). The parties will use their best efforts to close no later than November 1, 2010.

6.	Confirming Due Diligence. Morgan will conduct confirming due diligence ("Due Diligence") which shall include, but not limited to the following:

A.
Confirmation of the marketability of title (including verification of HB Pleases being in full force and effect). If, in the reasonable opinion of Morgan, Westrock does not own marketable title to at least a 75% net revenue interest in up to 21,000 net acres which are included in Wesrock's interest in the properties, Morgan, at its direction may terminate this Option Agreement and any deposits or expenditures incurred by Morgan on the neither party shall have any further obligations to the other hereunder.

B.
Review of all lease agreements (including lease expirations, surface access restrictions and drilling commitments, if any), unit agreements, and other contracts applicable to Westrock's interest in the properties. Morgan's obligations hereunder shall be subject to its reasonable approval of the lease agreements and other material agreements affecting Westrock's interest in the properties.

C.	Other acts of Due Diligence appropriate to the transaction as mutually agreed between the parties.

7.
Cooperation and Exclusivity. Morgan and Westrock will cooperate in good faith and proceed expeditiously in the preparation of all documents necessary to consummate the transaction contemplated hereby. Westrock agrees that after execution of this Option Agreement, and for sol long as it is in effect, it will not directly or indirectly solicit or entertain any other offer to acquire Westrock's interest in the properties or enter into any negotiations or agreement that provides for the acquisition of Westrock's interest in the properties.

8.
Access to Data. Westrock agrees to provide Morgan reasonable access in Westrock's office to the books and records of Westrock pertaining to Westrock's interest in the properties promptly after execution of this Option Agreement.

9.
Confidentiality. It is understood and agreed thai this Option Agreement and its substance shall remain confidential by and between Westrock and Morgan and shall not be disclosed to any third parties, other than those persons who have a confidential relations with Westrock or Morgan, all of who shall agree to be bound by this confidentiality obligation. Any public announcement of the proposed transaction by either party shall be approved in advance by the other party.

10.	Counterparts. This Option Agreement may be executed in any number of counterparts each of which will be deemed to be an original but all of which shall be deemed one and the same document.

11.	Governing Law. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of British Columbia.

12.	Expenses. Each party will pay its own expenses and costs incidental to the negotiation and completion of the transaction, including legal and accounting fees.

Both parties agree to the terms and provisions set forth is this Option Agreement;

AGREED TO AND ACCEPTED THIS 26th DAY OF AUGUST, 2010

WESTROCKLAND CORP.

By:	/s/ Gray Powers
Gray Powers-President

MORGAN CREEK ENERGY CORP.

By:	/s/ Peter Wilson
Peter Wilson - President